EXHIBIT 99A.4
CONSOLIDATED STATEMENTS OF CASH FLOWS                U S WEST, Inc.
(UNAUDITED)
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                                                  Nine Months Ended
                                                      September 30,
In millions                                         1999     1998
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OPERATING ACTIVITIES
 Net income                                        $   957  $ 1,068
 Adjustments to net income:
  Depreciation and amortization                      1,763    1,625
  Deferred income taxes and amortization
   of investment tax credits                           131       57
 Changes in operating assets and liabilities:
  Accounts receivable                                  (42)     (18)
  Inventories, supplies and other current assets       (93)     (49)
  Accounts payable, accrued expense
   and advance billings                                155      233
  Other                                                 81       34
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Cash provided by operating activities                2,952    2,950
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment     (2,681)  (1,937)
 Payments on disposals of property,
   plant and equipment                                 (30)     (14)
 Investment in Global Crossing Ltd. common stock    (2,464)       -
 Other                                                 (11)     (57)
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Cash used for investing activities                  (5,186)  (2,008)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                   2,102    1,519
 Proceeds from issuance of long-term debt            1,302    3,066
 Repayments of long-term debt                         (307)    (411)
 Net repayments of Old U S WEST short-term debt          -     (198)
 Repayment of Old U S WEST debt in connection
   with the DEX Alignment                                -   (3,829)
 Proceeds from issuance of common stock                 60       60
 Dividends paid on common stock                       (917)    (787)
 Dividends paid to Old U S WEST                          -     (194)
 Payment to Old U S WEST for debt refinancing costs      -     (140)
 Return of capital from Old U S WEST                     -       13
 Purchases of treasury stock                             -      (46)
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Cash used for financing activities                   2,240     (947)
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CASH AND CASH EQUIVALENTS
 Increase                                                6       (5)
 Beginning balance                                      49       27
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Ending balance                                     $    55  $    22
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